Exhibit 10.29

Employment Agreement

This Employment Agreement (the “Agreement”) is entered into by and between Gemstar TV-Guide International, Inc. (the “Company”) and Stephen H. Kay (“Employee”), as of the 24th day of December, 2002.

I.	EMPLOYMENT.

The Company hereby employs Employee and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth, from January 1, 2003 (“Effective Date”), to and including December 31, 2005 (the “Term”). This Agreement is subject to renewal only as set forth in Section VI below.

II.	DUTIES.

A. Employee shall serve during the course of his employment as Executive Vice President and General Counsel, being primarily responsible for (i) supervision and management of the Company’s in-house legal department and (ii) selection and supervision of outside counsel. In such capacity the Employee shall perform the functions assigned and have the authority delegated to him, consistent with his position and the terms of this Agreement, by the Company’s Chief Executive Officer or Board of Directors (the “Board”) from time to time.

B. Employee agrees to devote the time and attention necessary to fulfill duties for employer hereunder. Employee agrees that while he is employed by the Company, he will not, directly or indirectly, engage in any other business activities or pursuits, whether on his own behalf or on behalf of any other person, firm or corporation; provided, however, that nothing herein shall prevent Employee, upon approval of the Board of Directors of the Company or their designee, from serving as director or trustee of other corporations or businesses which are not in competition with the business of the Company or in competition with any present or future affiliate of the Company. Furthermore, nothing herein shall prevent Employee from investing in real estate for his own account or from owning less than two percent (2%) of the outstanding common stock of any company whose shares are publicly traded on a national stock exchange, are reported on NASDAQ, or are regularly traded in over-the-counter market by a member of a national securities exchange.

C. For the term of this Agreement, Employee shall report directly to the Chief Executive Officer of the Company and serve as a member of the Company’s core executive team.

D. The Company acknowledges and agrees that from January 1, 2003 to June 30, 2003, Employee intends to maintain his primary residence in the New York metropolitan area. During this period it is anticipated that the Employee will perform services primarily in Company offices in Los Angeles or New York, as reasonable to fulfill his responsibilities hereunder, and subject to such travel as the rendering of services hereunder may require. During this period, Company shall provide Employee with business class travel and hotel accommodations for travel between New York and Los Angeles. On or about July 1, 2003, Employee shall relocate to Los Angles, and Employee shall render services primarily in the greater Los Angeles, California area, and subject to such travel as the rendering of services hereunder may require.

III.	COMPENSATION

A. The Company will pay to Employee a base salary at the annual rate of $550,000 from January 1, 2003 to December 31, 2003. Thereafter, Company may in its discretion increase Employee’s base salary beyond this set amount from year to year but in no event may increase Employee’s base salary less than (x) five percent (5%) per year or (y) the annual increase during the preceding year, if any, in the Consumer Price Index for all Urban Consumers for the Los Angeles area (or any successor Consumer Price Index) based on data published by the Bureau of Labor Statistics of the United States Department of Labor for the preceding year cost of living (“COLA”), whichever is greater. Such base salary shall be earned monthly and shall be payable in periodic installments no less frequently than monthly in accordance with the Company’s customary practices. Amounts payable shall be reduced by standard withholding and other authorized deductions. The Company may in its discretion increase Employee’s base salary beyond these set amounts but it may not reduce it during the time he serves as Executive Vice President and General Counsel.

B. Annual Bonus. Employee shall be paid an annual bonus (the “Bonus”) at the Company’s sole discretion (except as expressly provided in this Agreement) based upon Employee’s performance and the performance of Gemstar TV-Guide International, Inc. with a target bonus of thirty percent (30%) of then-current base salary (the “Target Bonus”), such Bonus to be determined and paid on a calendar year basis, and paid promptly following the conclusion of the calendar year to which it relates. Notwithstanding the foregoing, Employee shall be paid a Bonus of $75,000 on January 1, 2003 and at least $90,000 on December 31, 2003. In the event the Agreement terminates without renewal as set forth in Section VI, the Company shall determine and pay a bonus for the 2005 calendar year in its sole discretion within thirty (30) days of expiration of the Agreement.

C. Welfare Benefit Plans. Employee and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, short and long-term disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs), to the extent applicable generally to other peer executives of the Company.

D. Expenses. Employee shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by his in accordance with the policies, practices, and procedures as in effect generally with respect to other peer executives of the Company.

E. Fringe Benefits. Employee shall be entitled to fringe benefits in accordance with the plans, practices programs and policies as in effect generally with respect to other peer executives of the Company.

F. Vacation. Employee shall be entitled to four (4) weeks paid vacation each year to be taken in accordance with the plans, programs and practices as in effect generally with respect to other peer executives of the Company.

G. Stock Options. The Company shall grant to Employee, subject to Compensation Committee approval and the vesting provisions described in this Agreement, nonqualified stock options (the “Options”) under the Company’s 1994 Stock Incentive Plan, as amended (the “Plan”), to acquire two hundred thousand (200,000) shares of the Company’s Common Stock (“Common Shares”). Each Option shall represent the right to acquire one (1) Common Share. Subject to earlier termination of the Options as described below, the Options shall vest as follows: (i) forty thousand (40,000) Options shall vest in full and become immediately exercisable on the first anniversary of the Effective Date, (ii) forty thousand (40,000) Options shall vest in full and become immediately exercisable on the second anniversary of the Effective Date, (iii) forty thousand (40,000) Options shall vest in full and become immediately exercisable on the third anniversary of the Effective Date, (iv) forty thousand (40,000) Options shall vest in full and become immediately exercisable on the fourth anniversary of the Effective Date, and (v) forty thousand (40,000) Options shall vest in full and become immediately exercisable on the fifth anniversary of the Effective Date. The Options shall expire on the first to occur of (i) the close of business on the last business day of the Company coinciding with or immediately preceding the day before the tenth anniversary of the Effective Date, (ii) the termination of the Options pursuant to Section 4.2 of the 1994 Plan, or (iii) the termination of the Options in connection with a termination of the Employee’s employment with the Company as provided in this Agreement. The exercise price per Common Share under each Option shall equal the closing price for a Common Share on the first trading day after the Effective Date on the NASDAQ National Market Reporting System. Except as otherwise specifically provided in this Agreement, the Options shall be subject to and shall be evidenced by a written option agreement in the form of the Company’s standard option agreement. Except as expressly provided in this Section III-G and in Section IV below, the Options shall be subject to the terms and conditions set forth in the Plan and the Option Agreement. In the event that an express provision of this Agreement conflicts with an express provision of the Option Agreement or the Plan, the express provision of this Agreement shall control. Additional annual Option grants may be made at Company’s sole discretion.

H. Car Allowance. The Company shall provide Employee with a car allowance of seven hundred fifty dollars ($750.00) per month to be used for the purchase, lease and maintenance of an appropriate automobile for his use during the term of the Agreement.

I. Other Benefits. Company shall provide Employee with reasonable and necessary business equipment including a cellular phone, blackberry, and lap top computer.

J. Relocation Expenses. Company agrees to reimburse Employee for actual relocation expenses incurred by Employee for him and his family to move from New York to Los Angeles in an amount not to exceed $100,000, inclusive of tax gross up payments.

K. Company Right to Modify Plans. The Company reserves the right to modify, suspend or discontinue any and all of the above plans, practices, policies and programs referred to in Sections III-C, III-D, III-E, III-F (except that the amount of vacation to which Employee is entitled to each year may not be reduced) and III-I, at any time without recourse by Employee so long as such action is taken generally with respect to other similarly situated peer executives and does not single out Employee.

IV.	TERMINATION.

A. Death or Disability. Employee’s employment shall terminate automatically upon Employee’s death. In addition, the Company may terminate Employee’s employment upon 30 days’ written notice upon the Disability (as defined below) of Employee. For purposes of this Agreement, “Disability” shall mean a physical or mental impairment which substantially limits a major life activity of Employee and which renders Employee unable to perform the essential functions of his position for (i) a period of 120 consecutive days or (ii) an aggregate of 180 days during any twelve month period.

B. Cause. The Company may terminate Employee’s employment for Cause. For purposes of this Agreement, “Cause” shall mean

(i)	Employee is convicted, or pleads guilty or nolo contendre to, a felony;

(ii)	Employee engages in conduct that constitutes continued willful neglect or willful misconduct in carrying out his duties under this Agreement, resulting, in either case, in economic harm to or damage to the reputation of the Company or any of its affiliates; or

(iii)	Employee breaches any material affirmative or negative covenant or undertaking hereunder (other than insubstantial breaches), which breach is not substantially cured within thirty days after written notice to Executive specifying such breach.

A termination for “Cause” shall be communicated by a written notice of termination to Employee, which notice of termination shall set forth the facts and circumstances claimed to provide a basis for termination of Employee’s employment.

C. Other than Cause or Death or Disability. The Company may terminate Employee’s employment at any time, with or without cause, upon 30 days’ written notice.

D. Obligations of the Company Upon Termination.

1. Death or Disability. If Employee’s employment is terminated by reason of Employee’s death, this Agreement shall terminate without further obligations to Employee or his legal representatives under this Agreement (except as provided in this Section IV-D-1), other than for (a) payment of the sum of (i) Employee’s annual base salary through the date of termination to the extent not theretofore paid and (ii) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in clauses (i) and (ii) shall be hereinafter referred to as the “Accrued Obligations”), which shall be paid to Employee or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the date of termination; and (b) payment to Employee or his estate or beneficiary, as applicable, in any amounts due pursuant to the terms of any applicable welfare benefit plans. If Employee’s employment is terminated by reason of the Employee’s Disability, this Agreement shall terminate without further obligations to Employee or his legal representative under this Agreement (except as provided in the last sentence of this Section IV-D-1), other than for (a) payment of the sum of the Accrued Obligations which shall be paid to Employee or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the date of termination; (b) payment to Employee or his estate or beneficiary, as applicable, any amounts due pursuant to the terms of any applicable welfare benefit plans, and (c) until the earlier of the end of such disability and December 31, 2005, continued participation in medical, dental, hospitalization and life insurance coverage and in all other employee plans and programs in which he was participating (and on the same basis that he was participating) on the date of termination of his employment due to disability subject to the terms of such plans and to the extent such coverage may be available to disabled employees. In addition, in the event of a termination of Employee’s employment with the Company upon his death or Disability, the pro-rated portion of Employee’s Target Bonus for the calendar year in which termination due to Employee’s death or Disability occurs (calculated based upon the number of days elapsed during such year prior to such termination), shall be payable to Employee or his estate or beneficiary, as applicable, promptly after the end of the calendar year during which such termination occurred. In the event of a termination of the Employee’s employment as a result of death or Disability, Employee or his estate or beneficiary, as applicable, shall, subject to earlier termination pursuant to Section 4.2 of the Plan, be entitled to exercise any Options which shall have vested as of the date of Employee’s termination for a period of one year following the date of termination. All unvested or unexercisable options as of such date shall be terminated and forfeited.

2. Cause. If Employee’s employment is terminated by the Company for Cause, this Agreement shall terminate without further obligations to Employee other than for the timely payment of Accrued Obligations. If it is subsequently determined that the Company did not have Cause for termination under this Section IV-D-2, then the Company’s decision to terminate shall be deemed to have been made under Section IV-D-3 and the amounts payable thereunder shall be the only amounts Employee may receive for his termination. In the event that the Company terminates Employee’s employment for Cause, all unvested or unexercised Options as of the date of termination shall be terminated and forfeited and all previously vested options as of the date of such termination shall be terminated and forfeited.

3. Other than Cause or Death or Disability. If the Company terminates Employee’s employment for other than Cause or death or Disability, this Agreement shall terminate without further obligations to Employee (except as provided in this Section IV D-3) other than (a) the timely payment of Accrued Obligations, (b) payment to Employee of a lump sum equal to the lesser of (1) one year’s then-current base salary and Target Bonus or (ii) an aggregate amount equal to the remaining payments of base salary which Employee would have been entitled to receive under this Agreement in the event that Employee remained employed hereunder through the end of the Term (including the amounts payable under Section VI hereof) and an amount equal to Employee’s then-current Target Bonus, in either case, less standard withholdings and other authorized deductions (to the extent applicable), (c) reimbursement to Employee of premiums paid for COBRA continuation of medical insurance until the earlier of (i) Employee becomes eligible for group medical insurance with another employer or (ii) twelve (12) months, and (d) reimbursement for reasonable moving expenses actually incurred by Employee as a result of relocating Employee and Employee’s family to New York within one year after any such termination in an amount not to exceed $100,000, inclusive of tax gross up payments. Furthermore, if the Company terminates Employee’s employment for other than Cause, death or Disability, the Options to the extent outstanding and not previously vested at the time of such termination, shall thereupon vest in full and shall, subject to earlier termination pursuant to Section 4.2 of the Plan, continue to be exercisable for a period of one year after such termination.

4. Termination By Employee with Good Reason. Employee

may terminate his employment with the Company for Good Reason. For the purposes of this Agreement, “Good Reason” shall mean any of the following: (i) the Company requires Employee to relocate his principal office outside of the greater Los Angeles area without Employee’s consent; (ii) the Company assigns Employee to a position other than Executive Vice President and General Counsel reporting directly to the Chief Executive Officer; (iii) the Company substantially diminishes Employee’s duties or responsibilities, or (iv) the Company breaches any material provision of this Agreement (other than immaterial breaches). Before terminating his employment with Good Reason, Employee shall give the Company written notice of his intent to terminate for Good Reason and the basis therefor, and the Company shall have thirty (30) days to cure (the “Cure Period”). If the Company fails to cure the Good Reason within the Cure Period, Employee may terminate his employment and this Agreement upon the expiration of such thirty (30) day period. For all purposes under this Agreement, any such termination by Employee with Good Reason shall be treated as a termination without Cause and Employee shall be entitled to the payments and benefits set forth in Section VI-D-3 above.

5. Exclusive Remedy. Employee agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of his employment and Employee covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment during the Term.

V.	ARBITRATION

Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Employee’s employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Los Angeles, California, before a sole arbitrator selected from the American Arbitration Association (“AAA”), and shall be conducted in accordance with the AAA rules for the resolution of Employment Disputes as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Employee’s employment. Employee and Company further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to its or his reasonable attorneys’ fees and costs (including forum costs associated with arbitration) incurred by it or him in connection with resolution of the dispute in addition to any other relief granted.

VI.	RENEWAL.

This Agreement may be renewed by mutual written agreement of the parties. Employee and Employer shall meet in good faith to discuss renewal prior to June 30, 2005, with a view towards reaching a determination regarding the renewal or non-renewal of this Agreement at the end of the term prior to June 30, 2005. Each of the parties acknowledges and agrees that neither the Company nor Employee has any obligation to renew this Agreement or to continue Employee’s employment after any termination of, or the expiration of, this Agreement, and expressly acknowledges that no promises or understandings to the contrary have been made or reached. The Company agrees that, in the event this Agreement is not renewed and the Agreement expires on December 31, 2005 pursuant to its terms, the Company shall pay Employee a lump sum payment equal to three months of Employee’s then-current base salary and shall reimburse Employee for premiums paid for COBRA continuation of medical insurance for a period not to exceed three (3) months.

VII.	ANTISOLICITATION

Employee promises and agrees that during the term of this Agreement or renewal in accordance with Section VI above, and for a period of twelve (12) months thereafter, he will not influence or attempt to influence customers of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary or affiliate of the Company.

VIII.	JOINING FORMER COMPANY EMPLOYEES

Employee promises and agrees that for twelve (12) months following his termination of employment other than pursuant to Section IV-C above or Disability above or expiration of this Agreement, he will not enter business or work with any person who was employed with the Company, and who earned annually $50,000 or more as a Company employee during the last six months of his or his own employment, in any business, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company.

IX.	SOLICITING EMPLOYEES

Employee promises and agrees that he will not, during the term of this Agreement and for a period of twelve (12) months following termination of his employment or the expiration of this Agreement or renewal in accordance with Section VI above, directly or indirectly solicit any of the Company employees who earned annually $50,000 or more as a Company employee during the last six months of his or his own employment to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company.

X.	CONFIDENTIAL INFORMATION

A. Employee, in the performance of Employee’s duties on behalf of the Company, shall have access to, receive and be entrusted with confidential information, including but in no way limited to development, marketing, organizational, financial, management, administrative, production, distribution and sales information, data, specifications and processes presently owned or at any time in the future developed, by the Company or its agents or consultants, or used presently or at any time in the future in the course of its business that is not otherwise part of the public domain (collectively, the “Confidential Material”). All such Confidential Material is considered secret and will be available to Employee in confidence. Except in the performance of duties on behalf of the Company, Employee shall not, directly, or indirectly for any reason whatsoever, disclose or use any such Confidential Material, unless such Confidential Material ceases (through no fault of Employee’s) to be confidential because it has become part of the public domain. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company’s business, which Employee prepares, uses or encounters, shall be and remain the Company’s sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement by any means, or whenever requested by the Company, Employee shall promptly deliver to the Company any and all of the Confidential Material, not previously delivered to the Company, that may be or at any previous time has been in Employee’s possession or under Employee control.

B. Employee hereby acknowledges that the sale or unauthorized use or disclosure of any of the Company’s Confidential Material by any means whatsoever and any before, during or after Employee’s employment with the Company shall constitute Unfair Competition. Employee agrees that Employee shall not engage in Unfair Competition either during the time employed by the Company or any time thereafter.

XI.	INDEMNIFICATION.

To the maximum extent permitted by applicable law, Company shall indemnify Employee and hold Employee harmless from and against any and all claims, liabilities, judgments, fines, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees, costs of investigation and experts, settlements and other amounts actually incurred by Employee in connection with the defense of any action, suit or proceeding, and in connection with any appeal thereon) incurred by Employee in any and all threatened, pending or completed actions, suits, or proceedings, whether civil, criminal, administrative or investigative (including, without limitation, actions, suits or proceedings brought by or in the name of the Company) arising, directly or indirectly, by reason of Employee’s status, actions or inaction as a director, officer, employee, or agent of Company or of an affiliate of the Company so long as Employee’s conduct was in good faith. The Company shall promptly advance to Employee upon request any and all expenses incurred by Employee in defending any and all such actions, suits or proceedings to the maximum extent permitted by applicable law.

XII.	COOPERATION.

The Employee Agrees that during the Term and thereafter he will cooperate with the Company’s and its affiliates’ defense against any threatened or pending litigation or in any investigation or proceeding by any governmental agency or body that relates to any events or actions which occurred during the Term. The Company agrees to reimburse the Employee for any reasonable and necessary out-of-pocket costs incurred by the Employee in providing any such assistance.

XIII.	SUCCESSORS.

A. This Agreement is personal to Employee and shall not, without the prior written consent of the Company, be assignable by Employee.

B. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise.

XIV.	WAIVER.

No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

XV.	MODIFICATION.

This Agreement may not be amended or modified other than by a written agreement executed by Employee and the Company’s Chief Executive Officer.

XVI.	SAVINGS CLAUSE.

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

XVII.	COMPLETE AGREEMENT.

This Agreement constitutes and contains the entire agreement and final understanding concerning Employee’s employment with the Company and the other subject matters addressed herein between the parties. It is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. Any representation, promise, or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement.

XVIII.	GOVERNING LAW.

This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

XIX.	CONSTRUCTION.

Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

XX.	COMMUNICATIONS.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed by registered or certified mail, postage prepaid, addressed to Employee at his home address on file with the Company, or addressed to the Company at 135 North Los Robles Avenue, Pasadena, CA 91101. Either party may change the address at which notice shall be given by written notice given in the above manner.

XXI.	EXECUTION.

This agreement is being executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

In witness whereof, the parties hereto have executed this Agreement as of the date first above written.

GEMSTAR TV-GUIDE INTERNATIONAL, INC.

By	/s/ Jeff Shell

Its	Chief Executive Officer

STEPHEN H. KAY

/s/ Stephen H. Kay